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                                                                    Exhibit 3.1


                           ARTICLES OF INCORPORATION
                                      OF
                             PRELUDE VENTURES, INC.
                                   ARTICLE I

      The name of this corporation is PRELUDE VENTURES, INC.

                                  ARTICLE II

      The amount of total authorized capital stock which the corporation shall have authority to issue is 45,000,000 shares of common stock, each with $0.001 par value, and 5,000,000 shares of preferred stock, each with $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth as NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the board of directors of the Corporation (the "Board of Directors") may fix and determine the designations, rights, preferences or other variations of each class or series within the shares of stock of the Corporation.

                                   ARTICLE III

       The business and affairs of the Corporation shall be managed by the Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the bylaws of the Corporation (the "Bylaws"), these Articles of Incorporation or by the laws of the State of Nevada. The number of members of the Board of Directors shall be set in accordance with the Bylaws; however, the initial Board of Directors shall consist of one member. The name and address of the person who shall serve as the directors until the first annual meeting of stockholders and until his successors are duly elected and qualified as follows:

    NAME                                        ADDRESS
    William Alexander Iverson                       203-1010 Chilco Street
                                                    Vancouver, British Columbia
                                                    Canada V6G 2R6

                                   ARTICLE IV

       The name and address of the incorporator is the Corporation of Joel Pensley, c/o Office of Roger Fidler, Attorney at Law, 163 South Street, Hackensack, New Jersey 07601.

                                    ARTICLE V

       To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.037), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.

                                   ARTICLE VI

       The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, or in any similar


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managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders and directors contract, or otherwise, so long as such provision is legally permissible.

                                   ARTICLE VII

       The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasury shares of securities convertible into such shares.

                                  ARTICLE VIII

       Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation.

                                   ARTICLE IX

       The initial resident agent of the Corporation shall be Nevada Corporate Headquarters, Inc., 5300 West Sahara Street, Suite 101, Las Vegas Nevada 89146.

                                    ARTICLE X

       The provisions of NRS 78.378 to 78.3793 inclusive, shall not apply to the Corporation.

                                   ARTICLE XI

       The purposes for which the Corporation is organized and its powers are as follows:

       To engage in all lawful business; and

       To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Nevada law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

                                   ARTICLE XII

       One-third of the votes entitled to be cast on any matter by each shareholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by shareholders.


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                                  ARTICLE XIII

       The holder of a bond, debenture or other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

       IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 24th day of May, 2000.


/s/ JOEL PENSLEY
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NEVADA CORPORATE HEADQUARTERS, INC.   hereby accepts the appointment as
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Resident Agent for Prelude Ventures, Inc. this 24th day of May, 2000.

/s/ CAT W. CHURTEE
-------------------
Authorized Signature